Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-285050) of Fiverr International Ltd., and

(2) Registration Statements (Form S-8 Nos. 333-232310, 333-237511, 333-253261, 333-248580, 333-262814, 333-262817, 333-270990, 333-270992, 333-277268, 333-277270, 333-285048 and 333-285049) pertaining to the 2019 Share Incentive Plan, 2011 Share Option Plan and the 2020 Employee Share Purchase Plan of Fiverr International Ltd.;

of our reports dated March 12, 2026, with respect to the consolidated financial statements of Fiverr International Ltd., and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in this Annual Report (Form 20-F) of Fiverr International Ltd. for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer A Member of EY Global March 12, 2026 Tel-Aviv, Israel